UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 14, 2010
BRIGHTPOINT, INC.

(Exact name of registrant as specified in its charter)

Indiana	1-12845	35-1778566

(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

7635 Interactive Way, Suite 200, Indianapolis, Indiana	46278

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (317) 707-2355

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(d) On July 14, 2010, the Board of Directors of Brightpoint, Inc. (the “Company”), subsequent to the approval and recommendation by the Company’s Corporate Governance and Nominating Committee and a determination that he would qualify as an Independent Director under the Company’s Corporate Governance Principles, appointed Mr. James W.P. Reid-Anderson to serve on the Company’s Board of Directors as a Class II director. Mr. Reid-Anderson will also serve as a member of the Company’s Compensation and Human Resources Committee.
     Mr. Reid-Anderson is currently serving as a director of Stericycle, Inc., an Illinois based business services company that focuses on risk reduction and regulatory compliance issues. He served as a healthcare advisor to the managing board of Siemens AG from December 2008 to March 2010. Mr. Reid-Anderson served on the managing board of Siemens AG and also held the position of Chief Executive Officer of Siemens Healthcare Sector from May to November 2008. He held the position of Chief Executive Officer of Siemens Healthcare Diagnostics from November 2007 to April 2008. Mr. Reid-Anderson was Chairman, President, and Chief Executive Officer of Dade Behring Holdings, Inc., a manufacturer and distributor of in vitro diagnostics products and services to clinical laboratories, from September 2000 until November 2007 when Dade Behring Holdings, Inc. was acquired by Siemens AG. Mr. Reid-Anderson joined Dade Behring Holdings, Inc. in August 1996.
There are no arrangements or understandings between Mr. Reid-Anderson and any other person pursuant to which he was appointed as a director of the Company and Mr. Reid-Anderson is not party to any transactions with the Company that require disclosure pursuant to Item 404(a) of Regulation S-K. As an independent director of the Company, Mr. Reid-Anderson will receive an annual cash retainer of $120,000.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRIGHTPOINT, INC. (Registrant)
By:	/s/ Steven E. Fivel
Steven E. Fivel
Executive Vice President, General Counsel and Secretary

Date: July 14, 2010